FOR IMMEDIATE RELEASE	Investor/Media Contact:
Martha Lindeman
312-373-2430

PLAYBOY ENTERPRISES, INC.
REPORTS FOURTH-QUARTER AND FULL-YEAR RESULTS

Fourth Quarter Segment Income Up Over Prior Year
Restructuring and Impairment Charges Reflected in Net Loss

CHICAGO, Wednesday, February 18, 2009 – Playboy Enterprises, Inc. (PEI) (NYSE: PLA, PLAA) today reported a net loss for the 2008 fourth quarter ended Dec. 31 of $145.7 million, or $4.37 per basic and diluted share, which included impairment, restructuring and other charges totaling $157.2 million.  This compares to a net loss in the 2007 fourth quarter of $1.1 million, or $0.03 per share, which included a $1.9 million charge primarily related to the sale of the company’s television studio and a $2.6 million tax benefit.

Fourth quarter 2008 segment income was $1.1 million versus $0.0 million in the prior year quarter.  The improvement reflected higher Entertainment profits and reduced Corporate Administration and Promotion expense, partially offset by lower Licensing profits resulting from weak consumer demand globally.  Revenues declined to $69.8 million from $85.9 million in the 2007 fourth quarter, in part related to the television studio sale and the outsourcing of the company’s e-commerce business.

PEI Interim Chairman and Chief Executive Officer Jerome Kern said: “Playboy continues to enjoy a unique, globally popular brand.  However, our financial performance is not reflective of its potential.  Over the past several months, the company has accelerated the pace of expense reductions designed to bring our cost structure in line with current market realities and the positioning of our businesses going forward.  The results of our efforts to date should be meaningful, but in the face of current economic conditions, it is clear that our streamlining initiatives need to continue.

“At the same time, we are focused on profitable revenue growth,” Kern said.  “We believe that our licensing business will continue to be a long-term growth engine for the company, in spite of the pressure on consumer spending that affected fourth quarter results.  We also have signed two entertainment venue deals, one of which could open even before Playboy

Mansion Macau is completed next year.  The difficult economic environment makes growing media revenues even more challenging, but we are committed to implementing global business models that effectively monetize our content.

“With a disciplined operating approach and the worldwide appeal of the brand, we believe we can exit the downturn in a position of renewed strength and return this company to profitability,” Kern said.

Entertainment
Fourth quarter 2008 Entertainment Group segment income doubled to $5.0 million compared to the prior year period, due in part to improved profitability in the company’s domestic TV business.  Revenues in the same time periods declined 21% to $39.9 million.

Strong fourth quarter growth in Playboy TV and video-on-demand revenues partially offset the continuing decline in linear networks’ buy rates and the loss of revenues resulting from the sale of the company’s television studio in the 2008 second quarter.  Although domestic TV revenues were $16.7 million, essentially flat compared to the 2007 fourth quarter, profitability increased.

International TV recorded fourth quarter 2008 revenues of $9.9 million, down from $14.1 million in the prior year period, primarily due to unfavorable foreign exchange rates and increased competition, primarily in the U.K.  Online/mobile revenues were off 41% year over year to $10.7 million in the 2008 fourth quarter, reflecting the outsourcing of e-commerce as well as reduced pay-site traffic and lower advertising sales.

Other revenues rose in the quarter as licensing fees from ‘The Girls Next Door’ and a Fox Searchlight movie project were partially offset by lower revenues from DVDs, a business the company recently announced that it is exiting.

Publishing
The Publishing Group reported a $1.2 million segment loss in the 2008 fourth quarter, a 17% improvement compared with the prior year’s fourth quarter loss of $1.5 million.  Revenues were down 11% to $22.0 million year over year, primarily due to lower advertising and circulation revenues at Playboy magazine.  Ongoing efforts to reduce the magazine’s cost structure resulted in lower sales and marketing expense in the 2008 fourth quarter versus the prior year and helped offset the revenue decline.

The company said that it expects to report an approximately 27% decline in advertising revenues in the first quarter 2009 compared to first quarter 2008.

Licensing
Segment income for the Licensing Group was $4.3 million in the 2008 fourth quarter, down from $6.9 million in the 2007 fourth quarter.  Fourth quarter revenues also were down by $2.6 million, declining to $7.9 million in 2008 from $10.5 million in 2007.  The downturn in fourth quarter 2008 revenues and income reflected the global weakness in spending on apparel and accessories and the resulting reduction in royalty payments from licensees.

Corporate Administration and Other
Corporate Administration and Promotion expense improved by $0.9 million in the 2008 fourth quarter to $7.0 million from $7.9 million in the prior year period primarily due to lower compensation-related and other benefits expense.

As previously announced, the company recorded a $4.0 million restructuring charge in the 2008 fourth quarter as well as non-cash impairment charges on goodwill and other intangible assets of $146.4 million, which were primarily related to television acquisitions the company made in the late 1990s.  The company also reported a $4.8 million deferred subscription cost write-off.  Primarily as a result of these charges, the company recorded a fourth quarter 2008 tax benefit of $13.4 million.

PEI also said that it expects to take additional charges in 2009, including a non-cash impairment charge of approximately $5.0 million in the first quarter.  In addition, in the first half of 2009, the company expects to record an approximately $9.0 million charge relating to the close of the New York office, roughly half of which will be non-cash, and an additional restructuring charge of at least $2.0 million.

Additional information regarding fourth quarter 2008 earnings will be available on the earnings release conference call, which is being held today, February 18, at 11:00 a.m. Eastern /10:00 a.m. Central.  The call may be accessed by dialing 800-895-1085 (for domestic callers) or 785-424-1055 (for international callers) and using the password: Playboy.  In addition, the call will be webcast.  To listen to the call, please visit http://www.peiinvestor.com and select the Investor Relations section.

# # #

Playboy is one of the most recognized and popular consumer brands in the world.  Playboy Enterprises, Inc. is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives. The company publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms, DVD and radio.  Through licensing agreements, the Playboy brand appears in more than 150 countries on a wide range of consumer products, entertainment locations.

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements,” as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1)	Foreign, national, state and local government regulations, actions or initiatives, including:
(a)	attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, video, Internet and wireless materials;
(b)	limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us; or
(c)	substantive changes in postal regulations which could increase our postage and distribution costs;
(2)	Risks associated with our foreign sales and operations, including market acceptance and demand for our products and the products of our licensees and partners;
(3)	Our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;
(4)
Changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising and licensing revenues;

(5)	Our ability to protect our trademarks, copyrights and other intellectual property;
(6)
Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials we distribute;

(7)	The risk our outstanding litigation could result in settlements or judgments which are material to us;
(8)	Dilution from any potential issuance of common stock or convertible debt in connection with financings or acquisition activities;
(9)	Competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;
(10)	Competition in the television, men’s magazine, Internet, wireless, new electronic media and product licensing markets;
(11)	Attempts by consumers, distributors, merchants or private advocacy groups to exclude our programming or other products from distribution;
(12)
Our television, Internet and wireless businesses’ reliance on third parties for technology and distribution, and any changes in  that technology, distribution and/or unforeseen delays in implementation which might affect our financial results, plans and assumptions;

(13)	Risks associated with losing access to transponders or technical failure of transponders or other transmitting or playback equipment that is beyond our control;
(14)	Competition for channel space on linear television or video-on-demand platforms;
(15)
Failure to maintain our agreements with multiple system operators, or MSOs, and direct-to-home, or DTH, operators on favorable terms, as well as any decline in our access to, and acceptance by, DTH and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements, pressure on splits or adverse changes in certain minimum revenue amounts with operators of these systems;

(16)	Risks that we may not realize the expected increased sales and profits and other benefits from acquisitions;
(17)	Any charges or costs we incur in connection with restructuring measures we may undertake in the future;
(18)	Risks associated with the financial condition of Claxson Interactive Group, Inc., our Playboy TV–Latin America, LLC, joint venture partner;
(19)	Increases in paper, printing or postage costs;
(20)	Effects of the national consolidation of the single-copy magazine distribution system and risks associated with the financial stability of major magazine wholesalers;
(21)	Effects of the national consolidation of television distribution companies (e.g., cable MSOs, satellite platforms and telecommunications companies);
(22)	Risks associated with the viability of our subscription, on-demand, e-commerce and ad-supported Internet models; and
(23)
Risks that adverse market and economic conditions may result in a decrease in the value of our investments in marketable securities and risks that adverse market conditions in the securities and credit markets may significantly affect our ability to access the capital and credit markets.

More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.peiinvestor.com in the Investor Relations section of our website.

Playboy Enterprises, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Quarters Ended
	December 31,
	2008	2007
Net revenues
Entertainment:
Domestic TV	$16.7	$16.9
International TV	9.9	14.1
Online/mobile	10.7	18.1
Other	2.6	1.6
Total Entertainment	39.9	50.7
Publishing:
Domestic magazine:
Subscription	9.8	10.2
Newsstand	1.8	2.4
Advertising	6.6	8.0
Total domestic magazine	18.2	20.6
International magazine	2.0	1.8
Special editions and other	1.8	2.3
Total Publishing	22.0	24.7
Licensing:
Consumer products	6.5	9.1
Location-based entertainment	0.9	1.1
Marketing events	0.2	0.2
Other	0.3	0.1
Total Licensing	7.9	10.5

Total net revenues	$69.8	$85.9

Net loss
Entertainment	$5.0	$2.5
Publishing	(1.2)	(1.5)
Licensing	4.3	6.9
Corporate Administration and Promotion	(7.0)	(7.9)

Segment income	1.1	-

Restructuring expense	(4.0)	(0.4)
Impairment charges	(146.4)	(1.5)
Deferred subscription cost write-off	(4.8)	-

Operating loss	(154.1)	(1.9)

Investment income (expense)	(0.4)	0.8
Interest expense	(1.1)	(1.2)
Amortization of deferred financing fees	(0.1)	(0.1)
Impairment charge on investments	(2.0)	(0.1)
Other, net	(1.4)	-

Loss before income taxes	(159.1)	(2.5)

Income tax benefit	13.4	1.4

Net loss	$(145.7)	$(1.1)

Weighted average number of common shares outstanding
Basic	33,337	33,261
Diluted	33,337	33,261

Basic and diluted loss per common share	$(4.37)	$(0.03)

Note: Certain reclassifications have been made to conform to the current presentation.

Playboy Enterprises, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Twelve Months Ended
	December 31,
	2008	2007
Net revenues
Entertainment:
Domestic TV	$62.6	$75.8
International TV	49.8	55.9
Online/mobile	48.4	64.0
Other	6.4	7.3
Total Entertainment	167.2	203.0
Publishing:
Domestic magazine:
Subscription	39.6	41.8
Newsstand	6.8	8.8
Advertising	21.6	26.4
Total domestic magazine	68.0	77.0
International magazine	8.0	7.4
Special editions and other	8.5	9.4
Total Publishing	84.5	93.8
Licensing:
Consumer products	33.1	34.0
Location-based entertainment	3.8	3.8
Marketing events	2.9	3.2
Other	0.6	2.0
Total Licensing	40.4	43.0

Total net revenues	$292.1	$339.8

Net income (loss)
Entertainment	$12.3	$21.3
Publishing	(7.6)	(7.6)
Licensing	23.7	26.4
Corporate Administration and Promotion	(23.9)	(28.1)

Segment income	4.5	12.0

Restructuring expense	(6.8)	(0.5)
Impairment charges	(146.5)	(1.5)
Deferred subscription cost write-off	(4.8)	-
Provisions for reserves	(4.1)	-

Operating income (loss)	(157.7)	10.0

Investment income	0.5	2.5
Interest expense	(4.5)	(4.9)
Amortization of deferred financing fees	(0.4)	(0.5)
Impairment charge on investments	(2.0)	(0.1)
Other, net	(1.8)	(0.2)

Income (loss) before income taxes	(165.9)	6.8

Income tax benefit (expense)	9.8	(1.9)

Net income (loss)	$(156.1)	$4.9

Weighted average number of common shares outstanding
Basic	33,307	33,246
Diluted	33,307	33,281

Basic and diluted earnings (loss) per common share	$(4.69)	$0.15

Note: Certain reclassifications have been made to conform to the current presentation.

Reconciliation of Non-GAAP Financial Information (in millions of dollars)

	Fourth Quarter Ended December 31,			Twelve Months Ended December 31,

EBITDA and Adjusted EBITDA	2008	2007	% Better/(Worse)	2008	2007	% Better/(Worse)
Net income (loss)	$ (145.7)	$ (1.1)	(13,145.5)	$ (156.1)	$ 4.9	-
Adjusted for:
Income Tax Expense (Benefit)	(13.4)	(1.4)	857.1	(9.8)	1.9	-
Interest Expense	1.1	1.2	8.3	4.5	4.9	8.2
Amortization of Deferred Financing Fees	0.1	0.1	-	0.4	0.5	20.0
Equity in Operations of Investments	0.2	0.1	(100.0)	0.1	(0.1)	-
Depreciation and Amortization	10.2	11.1	8.1	40.5	42.8	5.4
Impairment charges	146.4	1.5	(9,660.0)	146.5	1.5	(9,666.7)
Impairment charge on investments	2.0	0.1	(1,900.0)	2.0	0.1	(1,900.0)
Deferred subscription cost write-off	4.8	-	-	4.8	-	-
Provisions for reserves	-	-	-	4.1	-	-
EBITDA [1]	5.7	11.6	(50.9)	37.0	56.5	(34.5)
Adjusted for:
Cash Investments in Television Programming	(6.5)	(7.9)	17.7	(30.2)	(34.6)	12.7
Adjusted EBITDA [2]	$ (0.8)	$ 3.7	-	$ 6.8	$ 21.9	(68.9)

	Fourth Quarter Ended December 31,			Twelve Months Ended December 31,
Net Income Before Restructuring and Impairment
Charges and Reserves [3]	2008	2007	% Better/(Worse)	2008	2007	% Better/(Worse)
Net income (loss)	$ (145.7)	$ (1.1)	(13,145.5)	$ (156.1)	$ 4.9	-
Adjusted for:
Restructuring expense	4.0	0.4	(900.0)	6.8	0.5	(1,260.0)
Impairment charges	146.4	1.5	(9,660.0)	146.5	1.5	(9,666.7)
Impairment charge on investments	2.0	0.1	(1,900.0)	2.0	0.1	(1,900.0)
Deferred subscription cost write-off	4.8	-	-	4.8	-	-
Provisions for reserves	-	-	-	4.1	-	-
Net income before restructuring and impairment
charges and reserves	$ 11.5	$ 0.9	1,177.8	$ 8.1	$ 7.0	15.7
Basic and diluted earnings before restructuring and
impairment charges and reserves per common share	$ 0.35	$ 0.03	1,066.7	$ 0.25	$ 0.21	19.0

	Fourth Quarter Ended December 31,			Twelve Months Ended December 31,

Financial and Operating Data	2008	2007	% Inc/(Dec)	2008	2007	% Inc/(Dec)
Entertainment
Cash Investments in Television Programming	$ 6.5	$ 7.9	(17.7)	$ 30.2	$ 34.6	(12.7)
Programming Amortization and Online Content Expenses	$ 10.0	$ 10.1	(1.0)	$ 39.5	$ 39.6	(0.3)

Publishing
Domestic Magazine Advertising Pages	138.4	141.2	(2.0)	428.2	459.5	(6.8)

At December 31
Cash, Cash Equivalents, Marketable Securities and
Short-Term Investments	$ 31.3	$ 33.6	(6.8)	$ 31.3	$ 33.6	(6.8)
Long-Term Financing Obligations	$ 115.0	$ 115.0	-	$ 115.0	$ 115.0	-

See notes on accompanying page.

PLAYBOY ENTERPRISES, INC.

Notes to Reconciliation of Non-GAAP Financial Information and Financial and Operating Data

1)
In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in television programming. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with generally accepted accounting principles in the United States, or GAAP.

2)
In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among other things, to invest in the business, make strategic acquisitions and strengthen the balance sheet.  In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Investors should recognize that Adjusted EBITDA might not be comparable to similarly titled measures of other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.

3)
In order to fully assess our financial results, management believes that Net income before restructuring and impairment charges and reserves is an appropriate measure for evaluating our operating performance and liquidity. Investors should recognize that Net income before restructuring and impairment charges and reserves might not be comparable to similarly titled measures of other companies. Net income before restructuring and impairment charges and reserves should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.